Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES SECOND QUARTER

FISCAL 2010 RESULTS

INTRODUCES THIRD QUARTER 2010 GUIDANCE AND

FISCAL 2011 STORE GROWTH PLANS

FOOTHILL RANCH, CA, August 19, 2010 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its fiscal second quarter ended July 31, 2010, and introduced guidance for the third quarter of fiscal 2010.

For the second quarter:

•	Net sales for the quarter were $131.5 million compared to net sales of $136.4 million for the prior year second quarter.

•	Consolidated comparable store sales decreased 4.3%. Comparable store sales for Wet Seal decreased 4.3% and for Arden B decreased 4.5%.

•	Operating income was $2.6 million, or 2.0% of net sales, compared to $3.3 million, or 2.4% of net sales, in the prior year second quarter.

•

The current year quarter included $1.0 million in non-cash asset impairment charges. The prior year quarter included $1.6 million in non-cash asset impairment charges and $1.2 million of benefits resulting from a change in estimated breakage for unredeemed gift cards, gift certificates and store credits.

•

Net income was $1.6 million, or $0.02 per diluted share, as compared to $3.1 million, or $0.03 per diluted share, in the prior year quarter. Presented on a fully-taxed basis, similarly to the second quarter fiscal 2010 presentation, second quarter fiscal 2009 earnings would have been approximately $1.9 million, or $0.02 per diluted share.

•	As of quarter-end, the Company’s inventory per square foot was flat versus the prior year quarter, with Wet Seal down approximately 1% and Arden B up approximately 8%.

•	The Company generated cash flows from operations of $3.6 million during the second quarter, and ended the quarter with $165.5 million of cash and cash equivalents and no debt.

Ed Thomas, chief executive officer of The Wet Seal, Inc., commented, “A very competitive promotional environment and volatile consumer spending patterns presented challenges to both of our operating divisions in the second quarter. In spite of these factors, we improved merchandise margins at Wet Seal as a result of better inventory content versus the prior year, and we sustained strong merchandise margin performance at Arden B, which helped offset much of the impact of our comparable store sales declines. We have also maintained strong discipline over costs as we continue operating in this very challenging retail climate.

“We feel good about inventory levels and merchandise assortment heading into the back half of the year at both Wet Seal and Arden B.”

Mr. Thomas continued, “In the first half of August, we have been encouraged by improvements in comparable store sales trends in both divisions versus our second quarter results. Noting that the vast majority of state sales tax holidays occurred in the first two weeks of August, we continue to see that consumers are shopping when these tax events and other special shopping occasions occur. We are maintaining a cautious view on the third quarter given the volatility in shopping patterns we’ve seen for almost two years now, but we are certainly pleased with our early August results.”

Mr. Thomas concluded, “Our Wet Seal and Arden B e-commerce businesses continue to perform well, having delivered a 6.5% increase in sales combined in the second quarter. In addition to driving incremental sales, the websites enhance our ability to connect to our customer, help to drive traffic to our stores and enable us to reach international markets. Starting immediately, we intend to moderately increase investment in our e-commerce inventories, marketing and team infrastructure to drive more aggressive sales growth through this channel at both Wet Seal and Arden B. We are very excited about our e-commerce growth opportunities and believe we can accelerate the expansion through these relatively minor additional investments.”

Store Openings and Closings

The Company had ten Wet Seal net store openings and three Arden B net store closures during the second quarter. At July 31, 2010, the Company operated 508 stores in 47 states, the District of Columbia and Puerto Rico, including 432 Wet Seal stores and 76 Arden B stores.

Capital Expenditures and Depreciation

During the second quarter, the Company incurred capital expenditures of $11.8 million, of which $9.5 million was for construction of new stores and remodels of existing stores. The Company recognized tenant improvement allowances of $1.7 million associated primarily with new store construction, resulting in net capital expenditures for the quarter of $10.1 million.

Depreciation in the second quarter totaled $4.0 million as compared to $3.6 million in the prior year second quarter.

Capital Transactions

During the second quarter, investors did not exercise any of the Company’s Series E Warrants (the “Warrants”) into the Company’s Class A common stock. As of July 31, 2010, Warrants exercisable into approximately 4.9 million shares of the Company’s Class A common stock, at an exercise price of $3.68 per share, remain outstanding. Exercise of all remaining outstanding Warrants via cash payment by the Warrant holders would result in proceeds to the Company of $18.1 million. The Warrants expire on November 3, 2010.

Income Taxes

In the second quarter of fiscal 2010, the Company’s effective income tax rate was approximately 39%, which is the rate the Company currently expects to incur for the remainder of the fiscal year. The Company incurred a higher effective income tax rate than it had in 2009 primarily as a result of the reversal of its deferred tax asset valuation allowance at the end of fiscal 2009.

Due to its expected utilization of federal and state net operating loss (“NOL”) carry forwards during fiscal 2010, the Company anticipates cash income taxes for the fiscal year will only be approximately 2% of pre-tax income, representing the portion of federal and state alternative minimum taxes that cannot be offset by NOLs. The difference between the effective income tax rate and the anticipated cash income taxes is recorded as a non-cash provision for deferred income taxes.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to net income and earnings per diluted share including an adjustment regarding the Company’s provision for income taxes, which are measures not in compliance with accounting principles generally accepted in the United States of America, or “non-GAAP financial measures.” The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the 13-week period ended August 1, 2009 (in millions, except for earnings per diluted share):

	13 Weeks Ended August 1, 2009
	Net Income	Earnings Per Diluted Share
Financial measure including adjustment (non-GAAP)	$1.9	$0.02

Adjustment to reflect provision for income taxes in accordance with U.S. GAAP	1.2	0.01

GAAP financial measure	$3.1	$0.03

As a result of reversing its deferred tax asset valuation allowance at the end of fiscal 2009, the Company now records a provision for income taxes approximating statutory rates. During 2009, when it still maintained its valuation allowance, the Company recorded a provision for income taxes equal only to its cash income taxes payable. Management believes the accounting change with respect to the valuation allowance can impact investors’ understanding of the earnings performance trend of the Company. Presenting the financial results of the Company on a like basis for income taxes, whereby both periods reflect full taxation, provides meaningful information to investors.

Third Quarter Fiscal 2010 Guidance

For the third quarter of fiscal 2010, earnings are estimated in the range of $0.01 to $0.03 per diluted share. The guidance is based on the following major assumptions:

•	Total net sales between $139 million and $144 million versus $141.5 million in the third quarter of fiscal 2009.

•	Comparable store sales decline between 5% and 2% versus a 6.2% decrease in the prior year third quarter.

•

Gross margin rate between 28.2% and 29.9% of net sales versus 29.0% in the prior year third quarter, with expectations of an increase in merchandise margin and a deleveraging effect on occupancy costs due to the forecasted comparable store sales decline.

•	SG&A expense between 26.5% and 26.9% of net sales versus 25.4% in the prior year third quarter.

•	Operating income between $1.8 million and $4.9 million versus operating income of $4.7 million in the prior year third quarter.

•	Interest income of less than $0.1 million versus interest expense of $0.2 million in the prior year third quarter.

•	Income tax expense of between $0.7 million and $2.0 million versus income tax expense of less than $0.1 million in the prior year third quarter. The increase in income tax expense over the prior year third quarter is due to the reversal of the Company’s deferred tax valuation allowance at the end of fiscal 2009, which results in a prospective provision for income taxes similar to statutory rates as opposed to the provision for income taxes equal only to cash taxes paid in the prior year.

•	Net new store openings of 10 stores at Wet Seal and 2 stores at Arden B.

For all of fiscal 2010, the Company now expects to have 25 net Wet Seal store openings and 3 net Arden B store openings. The Company forecasts fiscal 2010 net capital expenditures will be approximately $31 million to $32 million, of which approximately $20 million to $21 million will be for construction of new stores or remodeling of existing stores upon lease renewals and/or store relocations.

Fiscal 2011 Store Growth Plans

Mr. Thomas commented, “As our new stores typically generate strong cash on cash returns and are immediately accretive to earnings, we view this as a good capital investment, even during these challenging economic times. We also continue to gain confidence that expansion into off-mall centers will be a significant driver of the Wet Seal growth plan, along with getting back into our previously high-performing mall locations. With this in mind, our Board has authorized further acceleration of Wet Seal store growth in fiscal 2011. Our plan is to open 60 new Wet Seal stores next year, with a focus on off-mall power centers in select markets throughout the country and continued focus on the better malls across the U.S. in which we previously had highly productive Wet Seal stores.

“At Arden B, we intend to continue moderately growing the store base in fiscal 2011 and are in the midst of developing those plans.”

Conference Call

The Company will host a conference call and question and answer session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial 877-718-5095 and provide ID number 7409655. A broadcast of the call will also be available on the Company’s website, www.wetsealinc.com. A replay of the call will be available through August 26, 2010. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of July 31, 2010, the Company operated a total of 508 stores in 47 states, the District of Columbia and Puerto Rico, including 432 Wet Seal stores and 76 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its third quarter of fiscal 2010, its store opening and capital spending plans for all of fiscal 2010, and its estimated store openings for fiscal 2011, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.

Condensed Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	July 31, 2010	January 30, 2010	August 1, 2009

ASSETS
Cash and cash equivalents	$165,516	$161,693	$143,987
Income taxes receivable	454	—	—
Other receivables	1,381	479	795
Merchandise inventories	39,285	29,159	38,050
Prepaid expenses	11,696	10,939	10,829
Deferred taxes	19,600	19,600	—

Total current assets	237,932	221,870	193,661
Net equipment and leasehold improvements	87,029	78,063	79,469
Deferred taxes	46,909	51,713	—
Deferred financing costs	—	75	124
Other assets	2,560	2,509	2,123

Total assets	$374,430	$354,230	$275,377

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$21,970	$14,588	$19,760
Accounts payable – other	15,665	9,480	12,434
Income taxes payable	—	47	103
Accrued liabilities	24,561	24,918	24,009
Current portion of deferred rent	2,876	2,735	3,468

Total current liabilities	65,072	51,768	59,774
Secured convertible notes	—	3,540	3,095
Deferred rent	28,988	28,827	28,832
Other long-term liabilities	1,707	1,785	1,727

Total liabilities	95,767	85,920	93,428
Convertible preferred stock	—	1,611	1,611
Total stockholders’ equity	278,663	266,699	180,338

Total liabilities and stockholders’ equity	$374,430	$354,230	$275,377

Exhibit A

(Continued)

The Wet Seal, Inc.

Condensed Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Net sales	$131,541	$136,366	$269,303	$268,375
Gross margin	38,382	39,170	83,505	78,351
Selling, general & administrative expenses	34,737	34,321	69,801	68,294
Asset impairment	1,041	1,552	1,131	1,552

Operating income	2,604	3,297	12,573	8,505
Interest income (expense), net	60	(114)	(2,833)	(121)

Income before provision for income taxes	2,664	3,183	9,740	8,384
Provision for income taxes	1,049	80	4,983	252

Net income	$1,615	$3,103	$4,757	$8,132

Weighted average shares, basic	100,257,750	95,594,834	98,756,560	95,492,536
Net income per share, basic (1)	$0.02	$0.03	$0.05	$0.08
Weighted average shares, diluted	100,556,634	96,159,261	99,414,245	95,988,664
Net income per share, diluted (1)	$0.02	$0.03	$0.05	$0.08

(1)	On February 1, 2009, the Company adopted the guidance provided under ASC 260-45-60- Earnings per Share, which requires the allocation of net income among common shareholders and participating security holders when computing earnings per share. As a result, the net income available to common shareholders used to calculate basic and diluted earnings per share, respectively, was $1,592, $1,592, $4,630, and $4,631 for the 13 and 26 weeks ended July 31, 2010, and $2,944, $2,945, $7,714 and $7,716 for the 13 and 26 weeks ended August 1, 2009.

Exhibit A (continued)

The Wet Seal, Inc.

Consolidated Statements of Cash Flows

(000’s Omitted)

(Unaudited)

	26 Weeks Ended
	July 31, 2010	August 1, 2009
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$4,757	$8,132

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,988	7,270
Amortization of discount on secured convertible notes	2,083	287
Amortization of deferred financing costs	145	49
Amortization of stock payment in lieu of rent	49	48
Adjustment of derivatives to fair value	(20)	(40)
Interest added to principal of secured convertible notes	35	101
Asset impairment	1,131	1,552
Conversion inducement fee	700	—
Loss on disposal of equipment and leasehold improvements	537	127
Deferred income taxes	4,804	—
Stock-based compensation	619	471
Changes in operating assets and liabilities:
Other receivables	(902)	989
Merchandise inventories	(10,126)	(12,521)
Prepaid expenses and other assets	(1,356)	(229)
Other non-current assets	24	(483)
Accounts payable and accrued liabilities	7,628	8,294
Income taxes payable	(47)	(125)
Deferred rent	302	(1,129)
Other long-term liabilities	(66)	(67)

Net cash provided by operating activities	18,285	12,726

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(13,040)	(11,295)

Net cash used in investing activities	(13,040)	(11,295)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	206	8
Conversion inducement fee	(700)	—
Repurchase of common stock	(5,199)	—
Proceeds from exercise of common stock warrants	4,271	484

Net cash (used in) provided by financing activities	(1,422)	492

INCREASE IN CASH AND CASH EQUIVALENTS	3,823	1,923
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	161,693	142,064

CASH AND CASH EQUIVALENTS, END OF PERIOD	$165,516	$143,987

Exhibit B

Segment Reporting (Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined by ASC 280- Segment Reporting. E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 and 26 weeks ended July 31, 2010, and August 1, 2009, for the two reportable segments is set forth below (in thousands, except store counts and sales per square foot):

Thirteen Weeks Ended July 31, 2010	Wet Seal	Arden B	Corporate	Total
Net sales	$108,875	$22,666	n/a	$131,541
% of total sales	83%	17%	n/a	100%
Comparable store sales % decrease	(4.3)%	(4.5)%	n/a	(4.3)%
Operating income (loss)	$6,219	$2,676	$(6,291)	$2,604
Interest income, net	$—	$—	$60	$60
Income (loss) before provision for income taxes	$6,219	$2,676	$(6,231)	$2,664
Depreciation	$3,398	$370	$226	$3,994
Number of stores as of period end	432	76	n/a	508
Sales per square foot	$61	$84	n/a	$64
Square footage as of period end	1,709	230	n/a	1,939

Thirteen Weeks Ended August 1, 2009	Wet Seal	Arden B	Corporate	Total
Net sales	$111,517	$24,849	n/a	$136,366
% of total sales	82%	18%	n/a	100%
Comparable store sales % decrease	(11.9)%	(4.1)%	n/a	(10.6)%
Operating income (loss)	$6,043	$3,253	$(5,999)	$3,297
Interest expense, net	$—	$—	$(114)	$(114)
Income (loss) before provision for income taxes	$6,043	$3,253	$(6,113)	$3,183
Depreciation	$2,996	$407	$228	$3,631
Number of stores as of period end	415	81	n/a	496
Sales per square foot	$64	$86	n/a	$67
Square footage as of period end	1,636	247	n/a	1,883

Twenty-Six Weeks Ended July 31, 2010	Wet Seal	Arden B	Corporate	Total
Net sales	$222,786	$46,517	n/a	$269,303
% of total sales	83%	17%	n/a	100%
Comparable store sales % (decrease) increase	(1.4)%	0.1%	n/a	(1.1)%
Operating income (loss)	$20,548	$5,913	$(13,888)	$12,573
Interest expense, net	$—	$—	$(2,833)	$(2,833)
Income (loss) before provision for income taxes	$20,548	$5,913	$(16,721)	$9,740
Depreciation	$6,764	$743	$481	$7,988
Sales per square foot	$126	$172	n/a	$131

Twenty-Six Weeks Ended August 1, 2009	Wet Seal	Arden B	Corporate	Total
Net sales	$219,882	$48,493	n/a	$268,375
% of total sales	82%	18%	n/a	100%
Comparable store sales % decrease	(10.0)%	(4.1)%	n/a	(9.0)%
Operating income (loss)	$15,937	$5,776	$(13,208)	$8,505
Interest expense, net	$—	$—	$(121)	$(121)
Income (loss) before provision for income taxes	$15,937	$5,776	$(13,329)	$8,384
Depreciation	$5,982	$833	$455	$7,270
Sales per square foot	$128	$169	n/a	$133

The “Corporate” column is presented solely to allow for reconciliation of store contribution amounts to consolidated operating income, interest income (expense), net, and income before provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results during the 13 and 26 weeks ended July 31, 2010, and August 1, 2009, includes $1.0 million, $1.1 million, $1.6 million and $1.6 million, respectively, of asset impairment charges, and during the 13 and 26 weeks ended August 1, 2009, include $0.8 million and $0.8 million, respectively, of additional net sales resulting from a change in estimated breakage for unredeemed gift cards, gift certificates and store credits remaining outstanding more than two years from their respective issuance dates.

Arden B operating segment results during the 13 and 26 weeks ended August 1, 2009, includes $0.4 million and $0.4 million, respectively, of additional net sales resulting from a change in estimated breakage for unredeemed gift cards, gift certificates and store credits remaining outstanding more than two years from their respective issuance dates.

Corporate expenses during the 26 weeks ended July 31, 2010, include non-cash interest expense of $2.1 million as a result of accelerated write-off of remaining unamortized debt discount and deferred financing costs upon conversions of Secured Convertible Notes and $0.7 million of cash interest expense for a conversion inducement associated with conversions of Secured Convertible Notes and Convertible Preferred Stock.